                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            Orchid BioSciences, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Orchid BioSciences, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         ----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         ----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------

     5)  Total fee paid:
         ----------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

          1)  Amount previously paid:

          ----------------------------------------------------------------------

          2)  Form, Schedule or Registration Statement No:

         ----------------------------------------------------------------------

          3)  Filing party:

         ----------------------------------------------------------------------

          4)  Date Filed:

         ----------------------------------------------------------------------

                                                              Orchid
                                                              BioSciences, Inc
                                                              303 College Road
                                                              East
                                                              Princeton, NJ
                                                              08540
                                                              609.750.2200
                                                              609.750.2250 fax
                                                              mail@orchid.com
                                                              www.orchid.com

[LOGO OF ORCHID BIOSCIENCES, INC.]                                  May 11, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Orchid BioSciences, Inc. (the "Company") to be held at 10:00 a.m. on Tuesday, June 12, 2001 at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540.

   At the Annual Meeting, the Company will seek stockholder approval to (i) elect Sidney M. Hecht to the Board of Directors, (ii) increase the aggregate number of shares for which stock options may be granted under the Company's 2000 Employee, Director, and Consultant Stock Plan; (iii) amend the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of common stock, par value $0.001 per share, from 50,000,000 to 100,000,000 shares; and (iv) ratify the selection of KPMG LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

   We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy promptly in accordance with the instructions set forth on the proxy. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ Dale R. Pfost
                                          -----------------------
                                          Dale R. Pfost, Ph.D.
                                          Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                            ORCHID BIOSCIENCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be Held June 12, 2001

To the Stockholders of Orchid BioSciences, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Orchid BioSciences, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, June 12, 2001 at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 at 10:00 a.m. for the following purposes:

  1. To elect Sidney M. Hecht to the Board of Directors to serve for a term ending in 2004 and until his successor is duly elected and qualified;

  2. To consider and act upon a proposal to increase the aggregate number of shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), authorized for issuance under the Company's 2000 Employee, Director, and Consultant Stock Plan from 1,500,000 shares to 4,500,000 shares;

  3. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock authorized to be issued by the Company from 50,000,000 shares to 100,000,000 shares;

  4. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

  5. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on April 16, 2001 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

   All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. You may also be eligible to vote electronically or by telephone.

                                          By Order of the Board of Directors

                                          /s/ Donald R. Marvin
                                          ----------------------------
                                          Donald R. Marvin
                                          Secretary

May 11, 2001

                           Orchid BioSciences, Inc.
                             303 College Road East
                              Princeton, NJ 08540

                                 ------------

                                PROXY STATEMENT

                                 ------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Orchid BioSciences, Inc. (the "Company"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 on Tuesday, June 12, 2001 at 10:00 a.m., and any adjournments thereof (the "Meeting").

   If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified.

   If the enclosed form of proxy is properly signed and returned or a proxy is voted electronically or by telephone, the shares represented thereby will be voted accordingly. If no choice is specified, the shares will be voted:

  .  FOR the election of Sidney M. Hecht as a Class I Director;

  . FOR the proposal to increase the aggregate number of shares of the Company's common stock, $.001 par value per share (the "Common Stock"), authorized for issuance under the Company's 2000 Employee, Director, and Consultant Stock Plan to 4,500,000 shares;

  . FOR the proposal to amend the Company's Restated Certificate of Incorporation; and

  . FOR the ratification of the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

   Nominees for election as Directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Withholding authority to vote for a nominee for Director will have no effect on the outcome of the vote.

   For the proposals (i) to increase the aggregate number of shares of the Company's Common Stock reserved for issuance under the Company's 2000 Employee, Director, and Consultant Stock Plan by 3,000,000 shares and (ii) to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001, the affirmative vote of a majority of shares of Common Stock voted affirmatively or negatively at the Meeting on the matter is necessary for approval. Abstentions with respect to each of these two proposals have no effect on the outcome of the vote.

   For the proposal to amend the Company's Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock authorized for issuance by the Company from 50,000,000 shares to 100,000,000 shares, the affirmative vote of the holders of at least the majority of the outstanding Common Stock of the Company entitled to vote on this matter is required for approval under Delaware law. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to this proposal have the same effect as a vote against the proposal.

   If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative does not have discretionary voting authority on a certain matter, the broker may not vote on your behalf with respect to the matter, which is considered a "broker non-vote" on that matter. As to the proposals relating to the stock option plan and the ratification of independent public accountants, which each require an affirmative vote of the majority of votes cast affirmatively or negatively at the Meeting, broker non-votes will have no effect on the outcome of the vote. As to the proposal to amend the Company's Restated Certificate of Incorporation, which requires an affirmative vote of a majority of the Company's outstanding Common Stock, broker non-votes have the same effect as a vote against the proposal. Therefore, we urge you to vote your shares at your earliest possible convenience.

   The close of business on April 16, 2001 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. As of the close of business on April 16, 2001, the Company had 33,470,830 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders.

   The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile and personal solicitation by certain officers or employees of the Company as well as by a professional solicitor. The Company has retained D.F. King & Co., Inc. to solicit the majority of proxies for a fee of approximately $7,500 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by the Company. In addition, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of the Company registered in the name of the nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses.

   This Proxy Statement and the accompanying proxy card are being mailed on or about May 11, 2001 to all stockholders entitled to notice of and to vote at the Meeting.

   The Annual Report to Stockholders for the fiscal year ended December 31, 2000 is being mailed to the stockholders with this Proxy Statement, but does not constitute a part hereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of February 15, 2001 concerning the beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each member of the Board of Directors as of the fiscal year-end, each nominee for the Board of Directors who is not currently serving on the Board, each executive officer named in the Summary Compensation Table on page 9, and all Directors and current executive officers as a group.

                                                                Shares
                                                             Beneficially
                                                               Owned(1)
                                                           -----------------
Name and Address**                                          Number   Percent
------------------                                         --------- -------
OrbiMed Advisors LLC(2)................................... 2,473,117  7.3%
  767 Third Avenue, 6th Floor
  New York, NY 10017

Oracle Strategic Partners, LP(3).......................... 2,150,000  6.4%
  712 5th Avenue, 45th Floor
  New York, NY 10019

INVESCO Global Health Sciences Fund(4).................... 1,701,465  5.1%
  7800 East Union Avenue,
  Mail Stop 1102
  New York, New York 10019

Directors and Executive Officers
Dale R. Pfost, Ph.D.(5)...................................   337,502    1%
Donald R. Marvin(6).......................................   240,944     *
Sidney M. Hecht, Ph.D.(7).................................    27,221     *
Samuel D. Isaly(8)........................................ 2,473,117  7.3%
Jeremy M. Levin, D. Phil., MB.Bchir.(9)...................    18,332     *
Ernest Mario, Ph.D.(10)...................................     9,073     *
George Poste, DVM, Ph.D.(11)..............................    45,369     *
Robert M. Tien, M.D., M.P.H.(12)..........................    16,596     *
Anne M. VanLent(13).......................................    15,648     *
All Directors and executive officers as a group (9
 persons)(14)............................................. 3,183,802  9.4%

---------------------
* Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.
** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only. Unless otherwise indicated, the address of each shareholder is c/o Orchid BioSciences, Inc., 303 College Road East, Princeton, New Jersey, 08540.
 (1) The number of shares of Common Stock issued and outstanding on February 15, 2001 was 33,443,293. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at February 15, 2001, plus shares of Common Stock subject to options held by such person at February 15, 2001 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
 (2) Represents 807,749 shares of Common Stock held by Eaton Vance Worldwide Health Sciences Fund, 100,000 shares of Common Stock subject to a currently exercisable warrant held by Eaton Vance Worldwide Health Sciences Fund, 410,254 shares of Common Stock held by Finsbury Worldwide Pharmaceutical Trust, 100,000 shares of Common Stock subject to a currently exercisable warrant held by Finsbury Worldwide Pharmaceutical Trust, 526,782 shares of Common Stock held by PHARMAw/HEALTH, 75,000 shares of Common Stock subject to a currently exercisable warrant held by PHARMAw/HEALTH, 74,074 shares of Common Stock held by Caduceus Capital II, L.P., 148,148 shares held by Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, 222,222 shares of Common Stock held by Hare & Co. for the benefit of Finsbury Worldwide Pharmaceutical Trust and 8,888 shares of Common Stock subject to a currently exercisable option held by OrbiMed Advisors LLC. OrbiMed Advisors LLC is the investment advisor for each of these funds, whose Managing Member, Samuel D. Isaly, has sole authority to vote such shares and as such is considered the beneficial owner of the Common Stock held by each of these funds.
 (3) Larry Fineberg, who is a General Partner of Oracle Strategic Partners, LP, has the authority to vote such shares.
 (4) Represents 1,299,333 shares of Common Stock held by Pirate Ship & Co., 222,222 shares of Common Stock held by Global Health Sciences Fund and 179,910 shares of Common Stock subject to currently exercisable warrants held by Pirate Ship & Co. John Schroer, Senior Vice President of INVESCO Global Health Science Fund, which manages each of Pirate Ship & Co. and Global Health Science Fund, has authority to vote such shares.
 (5) Includes 225,111 shares of Common Stock subject to currently exercisable options, 2,500 shares held by Dr. Pfost's wife, individually, and 2,500 shares held jointly by Dr. Pfost's wife and son.
 (6) Includes 126,294 shares of Common Stock subject to currently exercisable options, 70,000 shares of Common Stock subject to currently exercisable warrants held by Cairn Investments Inc., 42,150 shares of Common Stock held by Cairn Investments Inc. and 2,500 shares of Common Stock held by Mr. Marvin's wife. Cairn Investments Inc. is an investment corporation whose stockholders consist of Mr. Marvin and his wife.
 (7) Represents 23,221 shares of Common Stock subject to currently exercisable options. Mr. Hecht disclaims any beneficial ownership of the shares of Common Stock beneficially owned by SmithKline Beecham Corporation and SmithKline Beecham plc, except to the extent of his pecuniary interest in such shares, if any.
 (8) Mr. Isaly, who is the Managing Member of OrbiMed Advisors LLC, is deemed to be the beneficial owner of shares of Common Stock attributed to OrbiMed Advisors LLC. See footnote number 2 above.
 (9) Represents 18,332 shares of Common Stock subject to currently exercisable options.
(10) Represents 9,073 shares of Common Stock subject to currently exercisable options.
(11) Represents 45,369 shares of Common Stock subject to currently exercisable options.
(12) Represents 16,596 shares of Common Stock subject to a currently exercisable option. Dr. Tien disclaims any beneficial ownership of the shares of Common Stock beneficially owned by EB Finance Co., Ltd., except to the extent of his pecuniary interest in such shares, if any.
(13) Ms. VanLent resigned her position as a Director of the Company on March 13, 2001. Ms. VanLent disclaims any beneficial ownership of the shares of Common Stock beneficially owned by Sarnoff Corporation, except to the extent of her pecuniary interest in such shares, if any.
(14) Includes 481,772 shares subject to currently exercisable options and 345,000 shares subject to currently exercisable warrants.

                                   MANAGEMENT

Board of Directors

   The Company's Amended and Restated Bylaws (the "Bylaws") provide for the Company's business to be managed by or under the direction of the Board of Directors. Pursuant to the Company's Restated Certificate of Incorporation, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors. On February 11, 2000, the Board of Directors voted to set the size of the Board of Directors at eight. On February 21, 2001, the Board of Directors voted to nominate Sidney M. Hecht for election at the Meeting for a term of three years, to serve until the 2004 annual meeting of stockholders, and until his successor has been elected and qualified. Unless the enclosed proxy withholds authority to vote for Dr. Hecht or is a broker non-vote, the shares represented by such proxy will be voted for the election of Dr. Hecht as the Board's nominee.

   Dr. Hecht currently constitutes a class with a term which expires at the upcoming Meeting (the "Class I Directors"); Drs. Tien, Levin and Mario constitute a class with a term ending at the 2002 annual meeting (the "Class II Directors"); and Drs. Pfost and Poste and Mr. Isaly constitute a class with a term ending at the 2003 annual meeting (the "Class III Directors"). The Class II Directors (Drs. Tien, Levin and Mario) and the Class III Directors (Drs. Pfost and Poste, and Mr. Isaly) will serve until the annual meetings of stockholders to be held in 2002 and 2003, respectively, and until their respective successors have been elected and qualified.

   The Company is currently conducting a search for a qualified candidate to fill the vacancy on the Board of Directors resulting from Anne M. VanLent's resignation. Until the Company identifies a qualified candidate and elects that candidate to the Board of Directors in accordance with the Bylaws, the Company intends to leave one vacancy on the Board of Directors. Proxies relating to the meeting cannot be voted for more than one nominee.

   Set forth below are the names of the persons nominated as Directors and Directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the Company's Directors and executive officers.

   Dale R. Pfost, Ph.D.(3)...  44  Chairman, Chief Executive Officer, President
   Sidney M. Hecht,
    Ph.D.(1)(4)(5)...........  56  Director
   Samuel D. Isaly(3)(4)(5)..  56  Director
   Jeremy M. Levin, D. Phil.,
    MB. BChir.(2)(4)(5)......  46  Director
   Ernest Mario,
    Ph.D.(2)(5)..............  62  Director
   George Poste, DVM,
    Ph.D.(3).................  56  Director
   Robert M. Tien, M.D.,
    M.P.H.(2)................  43  Director

---------------------
(1)  Class I Director
(2)  Class II Director
(3)  Class III Director
(4)  Member of the Compensation Committee

   On March 13, 2001, Anne M. VanLent, who served on the Board of Directors for approximately two years, voluntarily resigned. To date, no new Director has been elected to the Board of Directors to fill the vacancy created by her resignation.

   Dale R. Pfost, Ph.D. has served as the Company's Chairman, Chief Executive Officer and President since November 1996. Dr. Pfost has also served as the Chairman and President of GeneScreen, Inc. and GeneShield.com., Inc., two of the Company's subsidiaries, since December 1999 and October 1999, respectively. Dr. Pfost has also served as a Director of Orchid BioSciences Europe Limited, the Company's U.K. subsidiary, since its inception in July 2000. From 1988 to 1996, Dr. Pfost was the President and Chief Executive Officer of Oxford GlycoSciences, a leader in proteomics and glycobiology. From 1982 to 1984, Dr. Pfost was the President and a founder of Infinitek, Inc., the developer of the Biomek 1000. From 1984 to 1988, Dr. Pfost served as the General Manager of the Robotics and Automated Chemistry Systems business at SmithKline Beecham following its acquisition of Infinitek. Dr. Pfost received his B.S. in Physics from the University of California Santa Barbara and his Ph.D. in Physics from Brown University.

   Sidney M. Hecht, Ph.D. has served as a member of the Company's Board of Directors since 1995. He has served as John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia since 1978. From 1981 to 1987, Dr. Hecht held concurrent appointments first as Vice President, Preclinical Research and Development, and then Vice President, Chemical Research and Development at SmithKline & French Laboratories, where he was appointed a Distinguished Fellow. From 1971 to 1979, he was Assistant Professor and then Associate Professor of Chemistry at the Massachusetts Institute of Technology. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

   Samuel D. Isaly has served as a member of the Company's Board of Directors since February 1998. He has served as the Managing Member of OrbiMed Advisors LLC since January 1998. Mr. Isaly founded the investment consulting firm Mehta and Isaly in 1989, which provided consulting and investment management services to the biotechnology and healthcare industries, where he was a General Partner until 1998. He received his B.A. from Princeton University and his M.Sc. in International Economics, Mathematics and Econometrics at the London School of Economics, where he was a Fulbright Scholar.

   Jeremy M. Levin, D.Phil., MB.BChir. has served as a member of the Company's Board of Directors since May 1998. From 1996 to 2000, Dr. Levin served as the Chairman of Physiome Sciences, Inc., and was appointed as Physiome Sciences' Chief Executive Officer in 2000. From 1998 through 1999, he was Managing Director of Perseus Capital LLC and from 1992 to 1998, Dr. Levin served as the President and Chief Executive Officer of Cadus Pharmaceutical Corporation, where he also served as Chairman from 1996 to 1998. Prior to 1992, Dr. Levin was a Vice President at IG Laboratories, a wholly owned subsidiary of Genzyme Corporation. Dr. Levin has served on a number of public biosciences companies, boards and on the Executive Committee and the Emerging Companies Section of the Biotechnology Industry Organization and on the Board of Vialactia, an agricultural genetics company. Dr. Levin received an MB.BChir. from the University of Cambridge and a D.Phil. in DNA structure from the University of Oxford.

   Ernest Mario, Ph.D. has served as a member of the Company's Board of Directors since March 2000. Since 1993, Dr. Mario has served as Chairman and Chief Executive Officer of ALZA, a designer and producer of therapeutic drug delivery systems. From 1986 to 1993, Dr. Mario was at Glaxo, where his most recent position was Deputy Chairman and Chief Executive of Glaxo Wellcome. From 1977 to 1985, Dr. Mario worked with Squibb Corporation where he served most recently President and Chief Executive Officer of its medical products division and as a member of the Board of Directors of the company. Dr. Mario currently serves as Chairman of the Board of the Duke University Health System and the American Foundation for Pharmaceutical Education. Dr. Mario received his B.S. degree in pharmacy from Rutgers University and his M.S. and Ph.D. degrees in physical science from the University of Rhode Island.

   George Poste, DVM, Ph.D. has served as a member of the Company's Board of Directors since March 2000. He currently serves as Chief Executive Officer of Health Technology Networks, a consulting group specializing in the impact of genetics, computing and other advanced technologies on healthcare research and development and internet-based systems for healthcare delivery. From 1992 to 1999, Dr. Poste was President of Research and Development, Chief Science and Technology Officer and a member of the Board of Directors of SmithKline Beecham. Dr. Poste is a non-executive chairman of diaDexus, LLC, the joint venture in molecular diagnostics between SmithKline Beecham and Incyte Pharmaceuticals, and a non-executive chairman of Structural GenomiX. He serves on the Board of Directors of Maxygen, Inc. and Illumina, Inc. Dr. Poste received his degree in veterinary medicine and his Ph.D. in virology from the University of Bristol, England. He is a Board-certified pathologist and a Fellow of the Royal Society.

   Robert M. Tien, M.D. M.P.H. has served as a member of the Company's Board of Directors since February 2000. He is Founder and Chairman of Electronic Business International and Vice President and member of the International Scientific Advisory Board for the American Academy of Anti-Aging Medicine. He has several academic and hospital appointments, including a tenured Professorship at Duke University Medical Center, where his most recent positions included Director of Neuroradiology and Director of Neuro-MR from 1991 to 1996. He has authored or co-authored more than 160 papers. Dr. Tien received his B.S. and M.D. from the National Taiwan University and School of Medicine and his Master of Public Health, or M.P.H., from Harvard University Graduate School of Public Health.

Committees of the Board of Directors and Meetings

   Meeting Attendance. During the fiscal year ended December 31, 2000 there were twelve (12) meetings of the Board of Directors, and the various committees of the Board of Directors met a total of eight (8) times. No Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal year ended 2000.

   Audit Committee. The Audit Committee, which met four (4) times during the fiscal year ended December 31, 2000, has four members, Dr. Hecht, Mr. Isaly, Dr. Levin and Dr. Mario. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Please see also the report of the Audit Committee set forth elsewhere in this Proxy Statement.

   Compensation Committee. The Compensation Committee, which met four (4) times during the fiscal year ended December 31, 2000, has three members, Dr. Hecht, Chairman, Mr. Isaly and Dr. Levin. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. Please see also the report of the Compensation Committee set forth elsewhere in this Proxy Statement.

   Nominating Committee. The Company does not have a standing Nominating Committee.

   Compensation Committee Interlocks and Insider Participation. Dr. Hecht, Mr. Isaly and Dr. Levin, all of whom are non-employee Directors, constitute the Company's compensation committee. None of the Company's executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee.

Compensation of Directors

   The Company's policy is to pay its Directors $3,000 per meeting for each Board meeting attended and $500 per meeting for each committee meeting attended. Expenses incurred in attending Board of Director meetings and committee meetings are reimbursed by the Company.

   Directors are eligible to receive periodic grants of options to purchase shares of the Company's Common Stock under the Company's 2000 Employee, Director and Consultant Stock Plan (the "2000 Plan"). Additionally, Directors have received shares of Common Stock under the Company's 1995 Stock Incentive Plan (the "1995 Plan" and, together with the 2000 Plan, the "Plans"). Under each of the Plans, the Board has the discretion to determine the grant of options to any non-employee Director at an exercise price equal to the fair market value of the Common Stock on the grant date. Options issued under the Plans typically vest in 36 equal monthly installments over a period of three years or 48 equal monthly installments over a period of four years, in each case, commencing on the last day of the month in which the option was granted. Each option terminates on the earlier of (i) ten years after the date of grant or (ii) the date that is three months after the optionee ceases to serve as a Director (or twelve months, if service ends due to death or disability). The exercisability of options granted to Directors under the Plans will be accelerated upon an acquisition or a change of control of the Company. Under the terms of the 1995 Plan, the Company granted to (i) Dr. Poste options to purchase 20,000 shares on March 31, 2000 and 80,000 shares on March 31, 2000 at an exercise price of $12.00 per share and (ii) Dr. Mario options to purchase 20,000 shares on March 31, 2000 at an exercise price of $12.00 per share. Under the terms of the 2000 Plan, the Company granted (i) Dr. Tien options to purchase 5,000 shares on July 3, 2000 and 5,000 shares on October 2, 2000, at an exercise price of $37.25 and $30.00 per share, respectively; (ii) Dr. Poste options to purchase 33,333 shares on June 12, 2000 at an exercise price of $8.00 per share; (iii) Dr. Mario options to purchase 6,667 shares on June 12, 2000, at an exercise price of $8.00 per share. Options granted during fiscal 2000 to Dale R. Pfost are reported under "Executive Compensation--Option Grants in Last Fiscal Year".

   Drs. Hecht, Poste, and Tien are also employed as consultants by the Company. The Company has not made payments to Drs. Hecht, Poste or Tien for any consulting services rendered in fiscal 2000.

Executive Officers

   The names of, and certain information regarding, executive officers of the Company who are not also Directors are set forth below.

   Name                      Age                    Position
   ----                      ---                    --------
   Donald R. Marvin......... 48  Senior Vice President, Chief Financial Officer,
                                 Chief Operating Officer and Secretary

   Donald R. Marvin has served as the Company's Senior Vice President, Chief Operating Officer and Secretary since November 1997 and has served as the Company's Chief Financial Officer since January 2000. Mr. Marvin has also served as a Director and the Vice President of GeneScreen, Inc. and GeneShield.com, Inc., two of the Company's subsidiaries, since December 1999 and October 1999, respectively. Mr. Marvin has also served as a Director and Secretary of Orchid BioSciences Europe Limited, the Company's U.K. subsidiary, since its inception in July 2000. From 1994 to 1997, Mr. Marvin was the founder and President of Cairn Associates Inc., a firm providing management and financial services to emerging growth life services companies. From 1986 to 1994, Mr. Marvin was President and Chief Executive Officer of Diatron Corporation, a biomedical company developing fluorescence-based instrument systems for the clinical diagnostics industry. Mr. Marvin received his B.S. in Microbiology from Ohio State University and his M.B.A. from Iona College.

                             EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers who were employed by the Company at the end of December 31, 2000 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended December 31, 2000.

                                   Annual Compensation            Long-Term Compensation Awards
                              ---------------------------------  -------------------------------
Name and Principal                                 Other Annual  Awards Securities   All Other
Position                 Year  Salary   Bonus      Compensation  Underlying Options Compensation
------------------       ---- -------- --------    ------------  ------------------ ------------
Dale R. Pfost, Ph.D. ... 2000 $350,000 $326,250(1)   $35,000(2)       630,000          $3,699(3)
                         1999 $265,000      --       $74,770(4)       160,300          $3,499
                         1998 $240,000      --           --           100,000             --

Donald R. Marvin........ 2000 $275,000 $213,750(5)   $13,750(6)       490,000          $5,095(7)
                         1999 $210,000      --       $17,676           67,300          $3,200
                         1998 $210,000      --           --           250,000             --

---------------------
(1) Includes a $60,000 accrued bonus earned for services performed in fiscal 1998 and a $200,000 bonus earned in fiscal 2000 for the completion of the Series E Convertible Preferred financing.
(2) Amount represents payment by the Company into an accrued retirement account for Dr. Pfost.
(3) Includes a premium in the amount of $299 paid by the Company for a term life insurance policy that benefits Dr. Pfost's family valued at $550,000. This insurance policy supplements the Company's standard insurance policy for its employees to make Dr. Pfost's life insurance benefits commensurate with the benefits offered to all of the Company's employees. Also includes a $3,400 contribution under the Company's 401(k) Plan for the benefit of Dr. Pfost.
(4) Amount represents two payments made by the Company into an accrued retirement account for the benefit of Dr. Pfost, $48,270 of which represents an accrued benefit owed to Dr. Pfost for fiscal 1998.
(5) Includes a $11,250 accrued bonus earned for services performed in fiscal 1998 and a $150,000 bonus earned in fiscal 2000 for the completion of the Series E Convertible Preferred financing.
(6) Amount represents payment by the Company into an accrued retirement account for Mr. Marvin.
(7) Includes a premium in the amount of $1,695 reimbursed by the Company for a term life insurance policy that benefits Mr. Marvin's family valued at $325,000. This insurance policy supplements the Company's standard insurance policy for its employees to make Mr. Marvin's life insurance benefits commensurate with the benefits offered to all of the Company's employees. Also includes a $3,400 contribution under the Company's 401(k) Plan for the benefit of Mr. Marvin.

Option Grants in Last Fiscal Year

   The following table sets forth information regarding each stock option granted during fiscal year 2000 to each of the named executive officers.

                                        Individual Grants
                         -----------------------------------------------     Potential Realizable
                         Number of   % of Total                          Value at Assumed Annual Rates
                         Securities   Options      Exercise               of Stock Price Appreciation
                         Underlying  Granted to    or Base                    for Option Term(2)
                          Options   Employees in    Price     Expiration ---------------------------------
Name                     Granted(1)     2000     ($/Share)(1)    Date          5%               10%
----                     ---------- ------------ ------------ ---------- --------------    ---------------
Dale R. Pfost...........  270,000      12.75%       $6.00       2/2/10   $    1,018,809    $    2,581,863
                          120,000       5.67%       $6.00       2/2/10   $      452,804(3) $    1,147,495(3)
                          120,000       5.67%       $6.00       2/2/10   $      452,804(4) $    1,147,495(4)
                          120,000       5.67%       $6.00       2/2/10   $      452,804(5) $    1,147,495(5)

Donald R. Marvin........  250,000      11.80%       $6.00       2/2/10   $      943,342    $    2,390,617
                           80,000       3.78%       $6.00       2/2/10   $      301,869(6) $      764,996(6)
                           80,000       3.78%       $6.00       2/2/10   $      301,869(7) $      764,996(7)
                           80,000       3.78%       $6.00       2/2/10   $      301,869(8) $      764,996(8)

---------------------
(1) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.
(2) The 5% and 10% assumed rates of appreciation are suggested by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price. There can be no assurance of the future Common Stock price.
     The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through the option period and the date on which the options are exercised.
(3) The option will vest only when the price of the Company's Common Stock exceeds $16 within the period between 6 and 18 months immediately following the Company's initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring company exchanges stock having a value of at least $16 per share or pays $16 per share for each share of the Company's Common Stock.
(4) The option will vest only when the price of the Company's stock exceeds $32 within the period between 6 and 30 months immediately following the Company's initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring company exchanges stock having a value of at least $32 per share or pays $32 per share for each share of the Company's Common Stock.
(5) The option will vest only when the price of the Company's Common Stock exceeds $64 within the period between 6 and 42 months immediately following the Company's initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring Company exchanges stock having a value of at least $64 per share or pays $64 per share for each share of the Company's Common Stock.
(6) The option will vest only when the price of the Company's stock exceeds $16 within the period between 6 and 18 months immediately following the Company's initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring company exchanges stock having a value of at least $16 per share or pays $16 per share for each share of the Company's Common Stock.

(7) The option will vest only when the price of the Company's stock exceeds $32 within the period between 6 and 30 months immediately following the initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring company exchanges stock having a value of at least $32 per share or pays $32 per share for each share of the Company's Common Stock.
(8) The option will vest only when the price of the Company's stock exceeds $64 within the period between 6 and 42 months immediately following the initial public offering and is sustained for 45 trading days thereafter (trailing 45-day average) and accelerates if any acquisition of the Company occurs in which the acquiring company exchanges stock having a value of at least $64 per share or pays $64 per share for each share of the Company's Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table provides information regarding the exercises of options by each of the named executive officers during the fiscal year ended December 31, 2000. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock.

                                                Number of Securities
                                               Underlying Unexercised   Value of the Unexercised
                          Shares                  Options at Fiscal      In-The-Money Options at
                         Acquired                     Year-End             Fiscal Year-End(2)
                            On       Value    ------------------------- -------------------------
Name                     Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ----------- ----------- ------------- ----------- -------------
Dale R. Pfost, Ph.D. ...     --         --      274,469      615,831(3) $2,850,157   $5,558,668(5)
Donald R. Marvin........  42,150   $336,740     156,152      449,998(4) $1,473,218   $3,957,307(6)

---------------------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $14.00, the closing sale price per share of the Company's Common Stock as reported in the NASDAQ National Market System on December 29, 2000.
(3) Includes options to purchase 360,000 shares which will only vest upon achievement of performance milestones with respect to the price per share of the Company's Common Stock, or an acquisition of the Company at specific price per share thresholds.
(4) Includes options to purchase 240,000 shares, which will only vest upon achievement of performance milestones with respect to price per share of the Company's Common Stock or an acquisition of the Company at specific price per share thresholds.
(5) Excludes options referenced in footnote 3 above, none of which had value at December 31, 2000.
(6) Excludes options referenced in footnote 4 above, none of which had value at December 31, 2000

Corporate 401(k) Plan

   The Company sponsors a 401(k) plan covering employees who meet certain defined requirements. Under the terms of the Company's 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and the Company may match a percentage of employee contributions, on a discretionary basis, as determined by the Company's Board of Directors. The Company may make other discretionary contributions to the 401(k) plan, although pursuant to a determination by the Company's Board of Directors, the Company currently matches 50% of the first 4% of employee contribution.

Executive Deferred Compensation Plan

   The Company has established an executive deferred compensation plan, which became effective on February 3, 1999. It was established primarily for the purpose of providing life and disability insurance and retirement benefits as well as deferred compensation for the Company's executive officers, Directors and highly compensated employees. Participants in the plan are permitted to defer receipt of, and income taxation on, up to 50% of their regular base salary and all or any portion of any bonus until they terminate their employment with the Company. Under the terms of the plan, the Company will also provide an annual cash allowance to each eligible participant to pay the premiums for their supplemental life and disability insurance.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   The Company entered into a three year employment agreement with Dale R. Pfost, Ph.D., effective as of January 2000, to serve as the Company's President and Chief Executive Officer at an annual base salary of $350,000. Under the terms of his employment agreement, Dr. Pfost is entitled to receive an annual bonus of up to 25% of his base salary to be awarded based upon the Company's achievement of specific performance milestones. If the Board of Directors determines in good faith that the Company's performance has exceeded such milestones, it may increase Dr. Pfost's bonus to up to 35% of his base salary. The Company also contributes an additional amount equal to 10% of Dr. Pfost's annual salary to a non-qualified retirement plan for the sole benefit of Dr. Pfost. In addition, upon execution of the agreement, the Company issued to Dr. Pfost options to purchase an aggregate of 730,000 shares of the Company's Common Stock. Of these 730,000 options, options to purchase 100,000 shares were previously granted in December 1999 with an exercise price of $1.25 per share. The remaining 630,000 options have an exercise price of $6.00 per share. A total of 360,000 of these newly issued options with $6.00 per share exercise prices will vest if and when the price of the Company's Common Stock exceeds certain specified levels for 45 consecutive trading days. The Company may terminate the agreement with or without cause at any time. If the Company terminates Dr. Pfost's employment for cause, the Company is only obligated to pay him severance equal to his accrued base salary up to the date of termination. If the Company terminates Dr. Pfost's employment without cause, or if Dr. Pfost terminates his employment for good reason, the Company is obligated to pay Dr. Pfost a severance amount equal to his annual base salary and benefits for an eighteen month period following the effective date of termination. The Company must provide Dr. Pfost with notice of termination in advance of the effective termination date. The advance notice period ranges from six to eighteen months, depending on the timing of the effective date of the termination.

   The Company entered into a three year employment agreement with Donald R. Marvin, effective as of January 2000, to serve as the Company's Senior Vice President, Corporate Development, Chief Operating Officer and Chief Financial Officer at an annual base salary of $275,000. Under the terms of his employment agreement, Mr. Marvin is entitled to receive an annual bonus of up to 25% of his base salary to be awarded based upon the achievement of specific performance milestones. If the Board of Directors determines in good faith that the Company's performance has exceeded such milestones, it may increase Mr. Marvin's bonus to up to 35% of his base salary. In addition, upon execution of the agreement, the Company issued to Mr. Marvin options to purchase an aggregate of 557,000 shares of the Company's Common Stock. Of these 557,000 options, options to purchase 67,000 shares were previously granted in December 1999 at an exercise price of $1.25 per share. The remaining 490,000 options have an exercise price of $6.00 per share. A total of 240,000 of these newly issued options with $6.00 per share exercise prices will vest if and when the price of the Company's stock exceeds certain specified levels for 45 consecutive trading days. The Company also contributes an additional amount equal to 5% of Mr. Marvin's annual salary to a non-qualified retirement plan for the sole benefit of Mr. Marvin. The Company may terminate the agreement with or without cause at any time. If the Company terminates Mr. Marvin's employment for cause, the Company is only obligated to pay him severance equal to his accrued base salary up to the date of termination. If the Company terminates Mr. Marvin's employment without cause, or if Mr. Marvin terminates his employment for good reason, the Company is obligated to pay Mr. Marvin a severance amount equal to his annual base salary and benefits for an eighteen month period following the effective date of termination. The Company must provide Mr. Marvin with notice of termination in advance of the effective termination date. The advance notice period ranges from six to eighteen months, depending on the timing of the effective date of the termination.

   The outstanding option agreements issued under the Plans provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

Performance Graph

   The following graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on May 5, 2000 and ending on December 29, 2000 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of broad equity market index of NASDAQ and the peer issuers during such period. The Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance. Prior to May 5, 2000, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from the Media General Financial Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                           [LINE GRAPH APPEARS HERE]

             Comparison of Cumulative Total Return of One or More
         Companies, Peer Groups, Industry Indexes and/or Broad Markets

                           Date of
                         first public
                          trading of                         Fiscal Year Ending December 31, 2000
                          Company's   ----------------------------------------------------------------------------------
                         Common Stock                           Monthly Trading Period Ending
                         ------------ ----------------------------------------------------------------------------------
COMPANY/INDEX/MARKET      5/05/2000   5/31/2000 6/30/2000 7/31/2000 8/31/2000 9/29/2000 10/31/2000 11/30/2000 12/29/2000
Orchid Biosciences
 Inc....................    $100.00     $109.71   $347.14   $336.00   $410.86   $310.86    $186.86    $ 91.43    $128.00
Peer Group Index........     100.00       82.47    158.39    117.84    129.91    143.67     145.50      86.98      89.64
NASDAQ Pharmaceutical
 Index..................     100.00       91.31    117.87    109.53    131.22    129.42     117.05     103.40     107.85

   The Peer Group Index includes the following companies: Genaissance Pharmaceuticals, Illumina, Inc., Myriad Genetics, Inc., Nanogen, Inc., Sequenom, Inc., and Variagenics, Inc.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

   This report on executive compensation is provided by the Compensation Committee of the Board of Directors (the "Compensation Committee") to assist stockholders in understanding their objectives and procedures in establishing the compensation of the Company's executive officers and describes the bases on which 2000 compensation determinations were made by the Compensation Committee. The Compensation Committee of the Board of Directors in 2000 was composed of Drs. Sidney M. Hecht, Jeremy M. Levin, Mr. Samuel D. Isaly and Ms. Anne M. VanLent, none of whom have ever been officers or employees of the Company. Ms. VanLent resigned from the Board of Directors and the Compensation Committee on March 13, 2001. The committee is responsible for establishing the Company's compensation programs for all employees, including the Company's executive officers. For executive officers, the committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

   The Compensation Committee believes that compensation of the Company's executive officers should:

  . Encourage creation of stockholder value and achievement of strategic corporate objectives;

  . Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives;

  . Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel;

  . Provide total compensation opportunity that is competitive with companies in the biopharmaceutical and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

  . Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management; and

  . Provide fair compensation consistent with internal compensation programs.

Salary. Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biopharmaceutical and biotechnology industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that the Company's salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company's financial resources and the stage of its development. In December 2000, the Compensation Committee set annual salaries for 2001. The Compensation Committee reviews salaries on an annual basis, with the next annual review scheduled to occur in December 2001. At such time, the Compensation Committee may change each executive officer's salary based on the individual's contributions and responsibilities over the prior 12 months and any change in median comparable company pay levels.

Cash Bonus. The Compensation Committee annually reviews each executive officer's bonus, the aggregate bonus pool for the Company and the bonus allocations by employee position. Payment of a cash bonus is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer's year-end performance review.

Equity Incentives. The Company intends that certain compensation paid to management in 2000, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Compensation Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. Executives receive value from these grants only if the Company's Common Stock appreciates over the long term. Option grants generally vest over four years and are made at 100% of fair market value on the date of grant. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee's knowledge of industry practice. The Board granted options to purchase an aggregate of 1,120,000 shares of the Company's common stock to the Company's executive officers in 2000, 600,000 of which will vest upon achievement of performance milestones with respect to the price per share of the Company's Common Stock.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

   Dr. Dale R. Pfost is the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. His salary and bonus for fiscal year ended 2000 are consistent with the criteria described above and with the Compensation Committee's evaluation of his overall leadership and management of the Company. In setting Dr. Pfost's compensation for 2000, the Compensation Committee considered Dr. Pfost's performance in advancing the development and growth of the Company and the Company's achievement of specific corporate objectives. Highlights of Dr. Pfost's strategic contributions include the following: the acquisition of GeneScreen, Inc.; substantial capital fund raising in a private placement financing which the Company completed in January 2000 that raised an aggregate of approximately $74 million and the completion of its initial public offering in May, that raised approximately $48 million; the establishment of the Company's European office in the United Kingdom in July; the establishment of a number of commercial relationships with several major pharmaceutical partners, and the launch of SNP Identification Technology, the Company's method of performing genotyping services. The Compensation Committee determined that these achievements were important to the Company's future growth and could assist the Company in enhancing stockholder value and, accordingly, determined to reward Dr. Pfost for his efforts on behalf of the Company. In addition, the committee also granted Dr. Pfost options, exercisable at the fair market value on the date of grant, to purchase shares of the Company's Common Stock. Dr. Pfost's compensation for 2000 is set forth in the Summary Compensation Table. The Compensation Committee has set Dr. Pfost's annual salary for 2001 at $365,750.

                           FEDERAL TAX CONSIDERATIONS

   Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of Section 162(m).

   The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the committee believes that at the present time it is quite unlikely that the compensation currently paid or awarded to any executive officer will be subject to Section 162(m) deduction limits. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to avoid the limitations of Section 162(m) in the future to the extent consistent with the Company's best interests.

                                   CONCLUSION

   Through the plans described above, a significant portion of the Company's compensation program and Dr. Pfost's compensation are contingent on the Company's performance, and realization of benefits is closely linked to return on investment and the long term growth in shareholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          Members of the Compensation Committee
                                          Sidney M. Hecht, Chairman
                                          Samuel D. Isaly
                                          Jeremy M. Levin

                           REPORT OF AUDIT COMMITTEE

   The Audit Committee of the Board of Directors, which consists entirely of Directors who meet the independence and experience requirements of The Nasdaq National Stock Market, has furnished the following report:

   The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board of Directors (the "Charter"), which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2000, the Audit Committee took the following actions:

  . Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management and KPMG LLP ("KPMG"), the Company's independent auditors;

  . Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

  . Received written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

   Based on the Audit Committee's review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee
                                          Sidney M. Hecht, Chairman
                                          Samuel D. Isaly
                                          Jeremy M. Levin
                                          Ernest Mario

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 2000, there has not been nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

   In December 1997, the Company entered into a License and Option Agreement with Sarnoff Corporation pursuant to which Sarnoff granted rights to the Company under certain technology for the research, development and sale of products and services in the field of combinatorial chemistry and in vitro diagnostics. As part of the Company's transition from our historical business model based on microfluidics technologies to the Company's current business model based on the Company's SNP scoring technologies, on April 13, 2000, the Company amended its License and Option Agreement with Sarnoff pursuant to which the Company mutually agreed to convert its existing licenses in each relevant field from an ongoing royalty-based license to a license paid in full. In addition, the Company exercised and fully paid up its exclusive option to the genomics and research products fields. The Company waived its exclusivity (but retained its non-exclusive licenses) to the fields of high-throughput screening and cell-based assay fields. Under the terms of this amendment, in lieu of all its future cash payment, research funding, potential royalty payment and stock issuance obligations, the Company paid a one-time payment to Sarnoff in the aggregate amount of approximately $3.0 million and issued to Sarnoff 250,000 shares of its Common Stock and a warrant to purchase 75,000 shares of its common stock at $8.00 per share on April 13, 2000. Upon payment of this consideration, the Company received exclusive licenses in the fields formerly covered by options under its License and Option Agreement. On February 2, 2000, the Company also issued 100,000 shares of Common Stock to Sarnoff as an advance on the issuances which would be owed in December 2000 for the two option fields previously exercised under the License and Option Agreement. The Sarnoff agreement has a term which continues until terminated by mutual agreement or by Sarnoff, if the Company fails to make any payment when due unless the failure is cured within 90 days of notice from Sarnoff.

   In December 1999 and January 2000, the Company completed a private placement in which it issued 18,881,563 shares of Series E convertible preferred stock, which amount includes the shares issued in connection with the acquisition of GeneScreen. INVESCO Global Health Sciences Fund, a five percent beneficial stockholder, through each of Global Health Sciences Fund and Pirate Ship & Co., purchased an aggregate of 645,189 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $2,903,350 consisting of cash in the aggregate principal amount of $1,000,000, and the conversion of the principal amount of and accrued interest on a bridge note held by Pirate Ship & Co. in the aggregate amount of $1,903,350. OrbiMed Advisors LLC, a five percent beneficial stockholder, through each of Caduceus Capital II, L.P., Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust, PHARMAw/HEALTH and Winchester Global Trust Company Limited, as Trustee for Caduceus Capital Trust, purchased an aggregate of 1,312,864 shares of Series E convertible preferred stock for an aggregate purchase price of $5,907,888 in this offering consisting of cash in the aggregate amount of $3,000,000, and the conversion of the principal of and all accrued interest on the three bridge notes held by each of Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and PHARMA w/HEALTH in the aggregate amount of $2,907,860. Oracle Strategic Partners, LP, a five percent beneficial stockholder, purchased an aggregate of 2,150,000 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $9,675,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 13, 2000 all
Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were met, except that (i) due to a clerical error, initial reports of ownership were filed late by Robert M. Tien, Sidney
M. Hecht, Samuel D. Isaly, Dale R. Pfost, Anne M. VanLent, Donald R. Marvin, Ernest Mario, George Poste and Jeremy M. Levin, (ii) one report, covering three transactions, was filed late by Dale R. Pfost, (iii) one report, covering one transaction, was filed late by Donald R. Marvin and (iv) one report, covering two transactions, was filed late by Robert M. Tien.

   An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, the Company is required to disclose the names of Directors, officers and 10% shareholders who did not file a Form 5 unless the Company has obtained a written statement that no filing is required. At the date of this proxy statement, the Company had not received a written statement from Anne M. VanLent, a former Director, who has not filed a Form 5.

                             ELECTION OF DIRECTORS

                                (Notice Item 1)

   The Company's Restated Certificate of Incorporation provides for a staggered Board of Directors. The Board of Directors currently consists of eight members for the coming year and is divided into three classes. At the meeting, a director will be elected to hold office for three years and until his successor is elected and qualified. Dr. Sidney M. Hecht, who is presently serving as a Director, has been nominated for re-election by the Board of Directors. Unless the enclosed proxy withholds authority to vote for Dr. Hecht or is a broker non-vote, the shares represented by such proxy will be voted for the election of Dr. Hecht as the Board's nominee.

   The Board of Directors has voted (i) to maintain the size of the Board of Directors at eight members and (ii) to nominate Sidney M. Hecht for election at the Meeting for a term of three years to serve until the 2004 annual meeting of stockholders, and until his successor is elected and qualified. The Class II Directors (Drs. Tien, Levin and Mario) and the Class III Directors (Drs. Pfost, Poste and Mr. Isaly) will serve until the annual meetings of stockholders to be held in 2002 and 2003, respectively, and until their respective successors have been elected and qualified.

   Unless authority to vote for the nominee named above is withheld, the shares represented by the enclosed proxy will be voted FOR Dr. Hecht. In the event that Dr. Hecht shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that Dr. Hecht will be unable or unwilling to serve.

   A plurality of the votes of the shares present in person or represented by proxy at the Meeting is required to elect the nominee as a Director.

   THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. HECHT AS A CLASS I DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                   INCREASE IN THE AGGREGATE NUMBER OF SHARES
      FOR WHICH STOCK OR STOCK OPTIONS MAY BE GRANTED UNDER THE COMPANY'S
               2000 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

                                (Notice Item 2)

General

   The Company's Board of Directors and stockholders approved the 2000 Employee, Director and Consultant Stock Plan (the "2000 Plan") in 2000. A total of 1,500,000 shares of Common Stock were initially reserved for issuance under the 2000 Plan. The 2000 Plan may be amended by the Board of Directors or the Compensation Committee of the Board of Directors, provided that any amendment approved by the Board of Directors or the Compensation Committee which is of a scope that requires Stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, is subject to obtaining such stockholder approval. The Board of Directors has voted to approve an amendment to the 2000 Plan to increase the aggregate number of shares of Common Stock for which stock or stock options may be granted under the 2000 Plan by 3,000,000 shares. This amendment is being submitted for stockholder approval at the Meeting to ensure continued qualification of the 2000 Plan under ISO rules and 162(m) rules. The Board of Directors believes that the increase is advisable to give the Company the flexibility needed to attract, retain and motivate employees, Directors and consultants. All employees and consultants of the Company and the members of the Board of Directors are eligible to participate in the 2000 Plan.

Material Features of the 2000 Plan

   The purpose of the 2000 Plan is to attract, retain and motivate employees, Directors and consultants through the issuance of stock options and/or stock grants (together, the "Grants"), and to encourage ownership of shares of Common Stock by employees, Directors and consultants of the Company. The 2000 Plan is administered by the Compensation Committee. Subject to the provisions of the 2000 Plan, the Compensation Committee determines the persons to whom Grants will be granted, the number of shares to be covered by each Grant and the terms and conditions upon which a Grant may be granted, and has the authority to administer the provisions of the 2000 Plan. All employees, Directors and consultants of the Company and its affiliates (approximately 375 people) are eligible to participate in the 2000 Plan.

   Options granted under the 2000 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified stock options. Incentive stock options may be granted under the 2000 Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to consultants, Directors and employees of the Company and its affiliates. The Board has the discretion under the 2000 Plan to grant options to purchase the Company's Company Stock to each non-employee Director, which options typically vest monthly over either a three-year period or a four-year period, at an exercise price equal to the fair market value of the Common Stock on such grant date.

   The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of the Company may not exceed $100,000. Incentive stock options granted under the 2000 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant, or 110% of fair market value in the case of options granted to an employee holding 10% or more of the voting stock of the Company. Non-qualified stock options granted under the 2000 Plan may not be granted at an exercise price less than 50% of the fair market value of the Common Stock on the date of grant. Incentive stock options granted under the 2000 Plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company. An option granted under the 2000 Plan is exercisable, during the optionholder's lifetime, only by the optionholder and is not transferable by him or her except by will or by the laws of descent and distribution.

   A stock grant (or any part or installment thereof) and the purchase price thereof, if any, shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator (as defined in the 2000
Plan), through delivery of shares of Common Stock having a fair market value equal as of the date of acceptance of the Stock Grant to the purchase price of the Stock Grant determined in good faith by the Administrator, or (c) at the discretion of the Administrator, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Administrator, by any combination of (a), (b) and (c) above.

   An incentive stock option granted under the 2000 Plan may, at the Compensation Committee's discretion, be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the 2000 Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option's specified expiration date or three months after such termination. In granting any non-qualified stock option or stock grant, the Compensation Committee may specify that such non-qualified stock option or stock grant shall be subject to such termination or cancellation provisions as the Compensation Committee shall determine. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability (plus a pro rata portion of the option if the option vests periodically), by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or twelve months from the date of the optionholder's death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options shall be forfeited. In the event of the death or disability of an employee who has received a stock grant, generally the stock grant may be purchased, to the extent exercisable on the date of death or disability (plus a pro rata portion of the stock grant if the grant vests periodically), by the holder or the holder's survivors at any time prior to the earlier of the stock grant's specified expiration date or twelve months from the date of the holder's death or disability. Generally, in the event of the holder's termination for cause, all outstanding shares subject to the stock grant shall be repurchased by the Company.

   If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of an option issued or purchase of a stock grant under the 2000 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Compensation Committee or the Board of Directors of any entity assuming the obligations of the Company under the 2000 Plan, shall, as to outstanding Grants under the 2000 Plan either (i) make appropriate provision for the continuation of such Grant by substituting on an equitable basis for the shares then subject to such options or stock the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the participants, provide that all stock grants must be purchased and all options must be exercised (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options or grants being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the Grants shall terminate; or (iii) terminate all Grants in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) over the exercise price thereof. In the event of a recapitalization or reorganization of the Company (other than an Acquisition) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionholder upon exercising an option or a holder upon payment for a stock grant under the 2000 Plan, shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option or paid for such stock prior to such recapitalization or reorganization.

   The 2000 Plan may be amended by the stockholders of the Company. The 2000 Plan may also be amended by the Board of Directors or the Compensation Committee, provided that any amendment approved by the Board of Directors or the Compensation Committee which is of a scope that requires Stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, is subject to obtaining such stockholder approval.

   As of February 15, 2001, an aggregate of 1,100,372 shares had been issued upon the exercise of options or were issuable upon the exercise of options outstanding under the 2000 Plan. On February 15, 2001, the closing market price per share of the Company's Common Stock was $9.31, as reported in the NASDAQ National Market System.

Federal Income Tax Considerations

   The following is a description of certain U.S. federal income tax consequences of the issuance and exercise of options under the 2000 Plan:

   Incentive Stock Options. An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option final for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be lesser of (i) the amount realized on disposition less than optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

   Non-Qualified Stock Options. The grant of a non-qualified option will not result in taxable income to the optionee or deduction to the Company at the time of grant. The optionee will recognize taxable compensation, and the Company will have a corresponding deduction, at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the option price. Upon disposition of the shares, the optionee will generally realize capital gain or loss, and his basis for determining gain or loss will be the sum of the option price paid for the shares plus the amount of compensation income recognized on exercise of the option.

   The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to approve the increase in the aggregate number of shares of Common Stock available under the 2000 Plan.

   THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE 2000 PLAN TO INCREASE BY 3,000,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OR STOCK OPTIONS MAY BE GRANTED UNDER THE 2000 PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

  AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE FROM 50,000,000 SHARES TO 100,000,000 SHARES THE AGGREGATE NUMBER OF SHARES OF
              COMMON STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY

                                (Notice Item 3)

   The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock from 50,000,000 shares to 100,000,000 shares, and has voted to recommend that the stockholders adopt an amendment to the Company's Restated Certificate of Incorporation effecting the proposed increase. The full text of the proposed amendment to the Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix B.

   As of February 15, 2001, approximately 33,443,293 shares of Common Stock were issued and outstanding (excluding treasury shares) and approximately an additional 6,160,138 shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Company's various stock-based plans. Accordingly, a total of approximately 10,417,486 shares of Common Stock are available for future issuance.

   The Board of Directors believes it continues to be in the best interest of the Company to have sufficient additional authorized but unissued shares of Common Stock available for issuance in order to provide flexibility for corporate action in the future, including possible acquisitions of other companies, financings, or other corporate purposes, as the Board of Directors deems necessary to sustain and grow the Company. This increase will avoid repeated separate amendments to the Company's Restated Certificate of Incorporation and the delay and expense that would be incurred in holding special meetings of Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Company to issue a material amount of new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

   No further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the Nasdaq or any other stock exchange on which the Company's shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. The stockholders of the Company do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Company's securities.

   The affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required to approve the amendment to the Company's Restated Certificate of Incorporation to effect the proposed increase in the Company's authorized shares.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                                (Notice Item 4)

   The Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. The Board proposes that the stockholders ratify this appointment. KPMG LLP audited the Company's financial statements for the fiscal year ended December 31, 2000. The Company expects that representatives of KPMG LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

   The Company paid KPMG LLP a total of $450,000 for their audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for their review of the Company's Quarterly Reports on Form 10-Q filed during the last fiscal year.

Financial Information Systems Design and Implementation Fees

   During the Company's fiscal year ended December 31, 2000, the Company paid no fees to KPMG LLP for the provision of information technology services.

All Other Fees

   During the Company's fiscal year ended December 31, 2000, the Company paid KPMG LLP a total of $1,076,000 for their provision of other services including the review of SEC registration statements, issuance of comfort letters and consents, acquisition due diligence assistance, consultation regarding the effect of various accounting transactions, financial integration consulting services and tax consultation and compliance.

   The Audit Committee has considered whether the provision of the services described above under the caption(s) Financial Information Systems Design and Implementation Fees and All Other Fees is compatible with maintaining KPMG's independence.

   In the event that ratification of the appointment of KPMG LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

   The affirmative vote of a majority of the shares of Common Stock voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

   The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

   To be properly brought before the Company's annual meeting of stockholders to be held in 2002, stockholder proposals must be delivered to the Secretary of the Company no earlier than March 15, 2002 nor later than the close of business on April 15, 2002, unless the annual meeting to be held in 2002 is more than 30 days before or more than 60 days after such dates, in which case such stockholder proposals must be delivered to the Secretary of the Company no earlier than 90 days prior to and no later than 60 days prior to such annual meeting or the close of business on the tenth (10th) day following the day on which the Company publicly announces such annual meeting. Proposals received after that date will not be voted on at the annual meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be marked for the attention of Donald R. Marvin, Senior Vice President, CFO and COO, Orchid BioSciences, Inc., 303 College Road East, Princeton, New Jersey 08540.

Princeton, New Jersey
May 11, 2001

   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about the Company, is available to beneficial owners of the Company's Common Stock without charge upon written request to Investor Relations Office, Orchid BioSciences, Inc., 303 College Road East, Princeton, New Jersey 08540.

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                                   APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

   The Audit Committee shall provide assistance to the Board of Directors of the Company (the "Board") in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee's primary responsibilities and duties are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  . Provide and avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

   The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and shall have direct access to the independent auditors as well as anyone in the organization. The Audit Committee shall have the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

   Audit Committee members shall meet the requirements of the National Association of Securities Dealers (the "NASD"). Unless otherwise permitted by the requirements of the NASD, the Audit Committee shall be comprised of three or more Directors as determined by the Board, each of whom shall be independent non-executive Directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have past employment experience or expertise in finance or accounting or other comparable experience or background which has resulted in such member's financial sophistication.

   The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until successors shall be duly elected and qualified. If an Audit Committee Chairperson has not been elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the Audit Committee membership.

   The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in an executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chairperson, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit any changes to this Charter to the Board of Directors for approval and have the Audit Committee Charter published at least every three years in accordance with SEC regulations (i.e. as an appendix to the proxy statement).

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2.  Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. Review with financial management and the independent auditors the results of the audit and Company's quarterly financial results prior to filing prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Review 10-Qs or 10-Ks prior to filing with the Securities and Exchange Commission. Discuss any significant changes to the Company's accounting principles and any items require to be communicated by the independent auditors in accordance with SAS 61. The Chairperson of the Committee may represent the entire Audit Committee for purposes of this review.

4. Review the MD&A and other sections of the annual report before its release and consider whether the information is adequate and consistent with the Audit Committee members' knowledge about the Company and its operations.

Independent Auditors

5. Review the independence and performance of the auditors. Annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of shareholders, for their review of the financial statements and controls of the Company.

6.  Oversee independence of the auditors by:

  . receiving from the auditors, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard 1 ("ISB No. 1");

  . reviewing, and actively discussing with the Board, if necessary, and the auditors, on a periodic basis, any disclosed relationships or services between the auditors and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the auditors; and

  . recommending, if necessary, that the Board take certain action to satisfy itself of the auditors' independence.

General Responsibilities

7. Prepare or assist in the preparation of an annual report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

8. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

9. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

10. Report through its Chairperson to the Board following meetings of the Audit Committee.

IV. OTHER ACTIVITIES OF THE AUDIT COMMITTEE

   To the extent necessary to fulfill its responsibilities and duties described in Articles I and II above, the Audit Committee may:

1. Approve the fees and other significant compensation to be paid to the independent auditors.

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2.  Review the independent audit plan--discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

3. Discuss the results of the audit with independent auditors, prior to releasing the year-end earnings. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

4. Consider the independent auditors' judgment about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department

5. Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

6. Review the appointment and performance of the senior internal audit executive.

7. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

Financial Reporting Process

8. Review, in consultation with the independent accountants and the internal auditors, the integrity of the Company's financial reporting processes, both internal and external.

9. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

10. Establish regular systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

11. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance

12. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

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                                   APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                     of the
                     RESTATED CERTIFICATE OF INCORPORATION
                                       of
                            ORCHID BIOSCIENCES, INC.

It is hereby certified that:

FIRST:The name of the corporation is Orchid BioSciences, Inc. (the
"Corporation").

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

       "FOURTH:

       A. Designation and Number of Shares.

      The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock")."

THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

          EXECUTED, effective as of this   day of      , 2001.

                                          Orchid Biosciences, Inc.

                                          By: _________________________________
                                            NAME:
                                            TITLE:

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                            ORCHID BIOSCIENCES, INC.

           THIS PROXY IS BEING SOLICITED BY ORCHID BIOSCIENCES, INC.'S
                               BOARD OF DIRECTORS

The undersigned, hereby appoints Dale R. Pfost, Ph.D. and Donald R. Marvin, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Orchid BioSciences, Inc. (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders to be held at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, NJ 08540, at 10:00 a.m. local time on Wednesday, June 12, 2001, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

This proxy when executed will be voted in the manner directed herein. If no direction is made with respect to a proposal, this Proxy will be voted FOR such proposal.


                        (To be Signed on Reverse Side)               SEE REVERSE
                                                                         SIDE
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1.   Election of Sidney M. Hecht, Ph.D. as a Class I Director.

         |_|  FOR                 |_|  WITHHELD

2. Proposal to increase the aggregate number of shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), authorized for issuance under the Company's 2000 Employee, Director, Consultant Stock Plan from 1,500,000 shares to 4,500,000 shares.

         |_|  FOR                |_|  AGAINST               |_|  ABSTAIN

3. Proposal to amend the Company's Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock authorized to be issued by the Company from 50,000,000 shares to 100,000,000 shares.

         |_|  FOR                |_|  AGAINST               |_|  ABSTAIN

4. Proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

         |_|  FOR                |_|  AGAINST               |_|  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ABOVE. YOU NEED NOT MARK ANY BOXES.

Signature  ________________________________          Date_________________

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.